Exhibit 99

                P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK            Fax:740/633-1448

We are United to Better Serve You!

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:            11:00 AM        November 19, 2015

Subject: United	Bancorp, Inc. Increases Quarterly Cash Dividend to $0.10 per Common Share Producing a Forward Yield of 4.65% and Announces a Special Dividend Payment of $0.05 per Common Share

MARTINS FERRY, OHIO ¿¿¿ On November 18, 2015, the Board of Directors of United Bancorp, Inc. (UBCP) increased the fourth quarter dividend payment to $0.10 per common share from the previous quarterly dividend rate of $0.09 per common share, an 11.1% increase. This increased cash dividend is a reflection of UBCP’s positive trend in core earnings and will be payable December 18, 2015 to shareholders of record on December 8, 2015. With this increase, the regular cash dividend produces a forward yield of 4.65%.

In addition to the increase of the regular cash dividend, the Board of Directors of United Bancorp, Inc. approved a special dividend of $0.05 per common share which will be payable on December 29, 2015 to shareholders of record on December 8, 2015. The United Bancorp, Inc. Board of Directors approved this special cash dividend based on the Company’s solid earnings and strong capital position. With the increase of the regular cash dividend along with this special dividend payout, United Bancorp, Inc. will pay total cash dividends of $0.42 per common share in 2015.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of approximately $408.3 million and total shareholder’s equity of approximately $41.6 million as of September 30, 2015. Through its single bank charter with its eighteen banking offices, a dedicated training center and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens and Fairfield and through its Citizens Bank Division serves the Ohio Counties of Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109. Please visit our website www.unitedbancorp.com for more information.